SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”), dated as of January 25, 2022 (the “Effective Date”), is entered into by and between Lisa Krueger (“Employee”), and The AES Corporation (the “Company”).
W I T N E S S E T H
WHEREAS, Employee is a participant in The AES Corporation Amended and Restated Executive Severance Plan (the “Severance Plan”), with all capitalized terms not defined herein having the meanings ascribed to such terms in the Severance Plan;
WHEREAS, on the Effective Date of this Separation Agreement, the Company and Employee determined that Employee would depart from the position of Executive Vice President & President, U.S. & Utilities SBU of the Company and assume the position of Senior Advisor (“Advisor”) to the Chief Executive Officer, effective on January 26, 2022;
WHEREAS, on the Effective Date, Employee is deemed to have terminated from the position of Executive Vice President & President, U.S. & Utilities SBU and remained employed by AES in the position of Advisor;
WHEREAS, on March 31, 2022 (the “Resignation Date”), Employee’s services in the position of Advisor will cease and, effective no later than the Resignation Date, Employee voluntarily will resign from (i) all other officer positions that she has with or through the Company and its Subsidiaries and (ii) the boards of directors of any Subsidiaries of the Company on which she serves (for purposes of clarity including, without limitation, the Board of Directors of IPALCO Enterprises, Inc.), other than her service as a member of the Board of Directors of Fluence Energy, Inc. (the “Fluence Board”); and
WHEREAS, Employee will Separate from Service with the Company and all of its Subsidiaries, effective on the Resignation Date, which Separation from Service shall be deemed a Termination by Mutual Consent pursuant to the terms of the Severance Plan.
NOW, THEREFORE, in consideration of the premises, representations, covenants and obligations herein contained, the Company and Employee hereby agree as follows:
1. Immediate Reassignment and Subsequent Separation.
(a) As of the Effective Date, (i) Employee shall no longer serve as the Executive Vice President, & President, U.S. & Utilities SBU, (ii) as of the Resignation Date, Employee shall no longer serve as Advisor, and (iii) no later than the Resignation Date otherwise serve as (A) an Employee or officer of the Company or (B) an Employee, officer or director of any Subsidiary (for purposes of clarity including, without limitation, the Board of Directors of IPALCO Enterprises, Inc.), other than the Fluence Board.
(b) Effective as of the Resignation Date, Employee shall have a Separation from Service and terminate employment as an Employee of the Company and each of its Subsidiaries, if her employment was not earlier terminated by the Company or by reason of her death or Disability. During the period between the Effective Date and the Resignation Date, Employee will not be expected to report to any facility or location of the Company, but will assist the Company as may be reasonably requested by the Company’s Chief Executive Officer or such other Company officer as he so designates.
(c) Employee shall not hold herself out in any manner inconsistent with the foregoing provisions of this Section 1.
2. Separation Payments and Benefits.
(a) Provided that (i) Employee adheres to the terms of this Agreement, including, without limitation, remaining employed with the Company and its Subsidiaries through the Resignation Date, (ii) Employee executes a General Release and Waiver of Claims attached hereto as Exhibit A (“Release Agreement”) contemporaneous with her Resignation Date and does not revoke her acceptance of the terms of the Release Agreement within seven (7) days after executing the Release Agreement, and (iii) on or before the Resignation Date, Employee commits no action that would justify the termination of her employment for Cause, Employee’s Separation From Service on the Resignation Date shall be deemed an Involuntary Termination as a Termination by Mutual Consent as defined in Article I of the Severance Plan, and upon such Separation From Service, Employee shall be entitled to the applicable payments and benefits set forth in Article IV and Appendix B of the Severance Plan, which benefits and payments shall be made on or after the Resignation Date in accordance with Appendix B of the Severance Plan, less applicable taxes and deductions. For the avoidance of doubt, except as expressly provided herein, the Company’s obligation to provide such payments and benefits shall be made in accordance with, and subject to, Employee’s compliance with, and adherence to, the terms and conditions of the Severance Plan, including, without limitation, Article III and Article V thereof. Employee expressly agrees and acknowledges that the Company does not, and will not, have any obligation to provide her at any time in the future with any payments, benefits, or consideration other than those recited herein or required by law, other than under the terms of any benefit plans of the Company that provide benefits or payments to former employees according to their terms.
(b) Notwithstanding any provision of this Agreement to the contrary, if any benefit provided under this Agreement is subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the regulations and rulings issued thereunder, the provisions of the Agreement will be administered, interpreted, and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). With respect to payments subject to Section 409A, (i) it is intended that distribution events authorized under this Agreement qualify as permissible distribution events for purposes of Section 409A and (ii) the Company and the Employer reserve the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in no event shall the Administrator, the Company, an Affiliated Employer or Subsidiary (or their employees, officers, directors or affiliates) have any liability to Employee (or any other person) due to the failure of the Severance Plan or this Agreement to satisfy the requirements of Section 409A or any other applicable law.
3. Company Policies. Employee hereby agrees to continue to comply with any and all Company policies applicable to Employee for so long as such policies continue to apply to Employee by their terms.
4. Company Equipment and Expense Reimbursement. Employee has or will return to the Company by the Resignation Date (and certify in the Release Agreement described in Section 5, below, that she has done so), all reports, files, memoranda, records, software, laptops, computer equipment, cellular phones, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property that Employee received in connection with her employment with the Company that Employee then has in her possession and Employee shall not retain any copies, duplicates, reproductions or excerpts thereof.
The Company will reimburse Employee in accordance with its existing policies for any legitimate expenses that Employee incurred on Company business prior to the Resignation Date. Employee must submit any such expense reimbursement requests within 14 days following the Resignation Date.
5. Express Condition Precedent: Execution of Release Agreement without Revocation. Consistent with the terms of the Severance Plan, before the Company’s obligation to tender the post-resignation consideration described in Section 2(a) above is triggered, Employee must execute, contemporaneous with her Resignation Date, the Release Agreement and not revoke her acceptance of the terms of the Release Agreement during the revocation period described therein.
6. Cooperation and Assistance. After her Resignation Date, Employee acknowledges and agrees to provide reasonable cooperation at mutually agreeable times and places to the Company and its affiliates in connection with matters with which Employee was involved, including, but not limited to, contract negotiations, investigations, the defense of any and all claims, which are asserted by any person or entity (other than Employee) concerning or related to any matter that arises out of events or occurrences during her involvement in the business and affairs of the Company and its affiliates, and Employee will be reimbursed for reasonable out of pocket expenses incurred in connection therewith. Employee hereby acknowledges that such cooperation may include making herself available, at the

Company’s request, to provide interviews, deposition testimony, pretrial preparation and trial testimony, and to respond to requests for information from the Company’s and its affiliates’ counsel, government authorities and otherwise. Except as otherwise required pursuant to applicable law or court order, or as permitted under Article V of the Severance Plan, and in each such case, provided that Employee complies with the provisions of Article V of the Severance Plan, Employee further agrees to maintain in strict confidence any information or knowledge Employee has regarding Claims against the Company and its affiliates (except as otherwise permitted in Article V of the Severance Plan). Employee agrees to communicate with any party that is adverse to the Company and its affiliates, or with a representative, agent or legal counsel for any such claims, solely through legal counsel for the Company and its affiliates, although Employee may at her own expense retain her own counsel in connection with any such matter.
7. Consultation with Attorney/Voluntary Agreement.
(a) Employee acknowledges that (i) the Company has advised Employee of her right to consult with an attorney of Employee’s own choosing prior to executing this Agreement, (ii) Employee has carefully read and fully understands all of the provisions of this Agreement, and (iii) Employee is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration, including without limitation the obligations of the Company under this Agreement. Employee further acknowledges that, in the absence of her execution of this Agreement and the Release Agreement without revocation, the post-termination payments and benefits specified in Section 2 hereof would not otherwise be due to her.
(b) Employee hereby acknowledges that the Company is providing Employee with Consideration to ease the impact of Employee’s Separation from Service with the Company. The fact that the Company is offering Consideration to Employee is not understood by Employee as, nor is it intended to be, an admission that the Company or any of its affiliates has violated Employee’s rights (or the rights of anyone else) in any manner whatsoever.
8. Assignment. This Agreement is personal to Employee and may not be assigned by Employee, but any benefit conveyed to Employee pursuant to this Agreement shall inure to the benefit of Employee and Employee’s heirs or beneficiaries. This Agreement is binding on, and will inure to the benefit of, the Company, the Released Parties and their respective successors and assigns.
9. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement. An emailed or faxed signature shall operate the same as an original signature.
10. Enforceability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the remainder hereof shall be equitably interpreted to give the fullest effect to the intent of the parties.
11. No Oral Modification; No Waivers. This Agreement may not be changed orally, but may be changed only in a writing signed by a duly authorized representative of the Company and Employee. The failure of the Company or Employee to enforce any of the terms, provisions or covenants of this Agreement will not be construed as a waiver of the same or of the right of the Company or Employee to enforce the same. Waiver by the Company or Employee of any breach or default by another party to this Agreement of any term or provision of this Agreement will not operate as a waiver of any other breach or default.
12. Entire Agreement and Third-Party Beneficiaries. This Agreement, together with the Severance Plan, sets forth the entire understanding between the Company and Employee, and supersedes all prior agreements, representations, discussions, negotiations and understandings, concerning the subject matter addressed herein. The Company and Employee represent that, in executing this Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein and in the Severance Plan, with regard to the subject matter, basis or effect of this Agreement. Each Subsidiary of the Company is an intended third-party beneficiary of this Agreement.

13. Breach of Agreement. In the event that Employee breaches any of her obligations under this Agreement, including but not limited to the provisions of Sections 1, 2, 3, 4, 5, 6, and 15 hereof and/or Article V of the Severance Plan, or as otherwise imposed by law, the Company will be entitled to the relief provided under the Severance Plan and this Agreement, including, but not limited to, Section 5(b) hereof, and to obtain all other relief provided by law or equity.

14. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia and Employee hereby submits to and agrees that the exclusive jurisdiction for any suit, action or proceeding involving this Agreement will be any federal or state court located in the Commonwealth of Virginia.
15. Acknowledgement. Employee acknowledges and agrees that she (i) has not been forced or pressured in any manner whatsoever to sign this Agreement; (ii) has agreed to all of its terms voluntarily; (iii) has read this Agreement in its entirety and understands the terms of the Agreement; and (iv) has been given a reasonable period from the receipt of this Agreement to consider all of its terms and to consult with counsel of her choice. Employee is bound once she signs this Agreement. Company’s post-termination obligations are not triggered unless and until Employee satisfies the express condition precedent of executing and not revoking the Release Agreement.
IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first set forth above.

Lisa Krueger
/s/ Lisa Krueger

THE AES CORPORATION

/s/ Tish Mendoza
Name:	Tish Mendoza
Title:	Executive Vice President and Chief Human Resources Officer

Dated:	1/25/2022

EXHIBIT A
GENERAL RELEASE AND WAIVER OF CLAIMS
This GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release Agreement”), dated as of [March 31], 2022 (the “Effective Date”), is entered into by and between Lisa Krueger (“Employee”), and The AES Corporation (the “Company”).
1. Separation.
The parties previously agreed that, as of the Effective Date of this Release Agreement:
(a) Employee shall no longer serve as Advisor or otherwise as (i) an Employee or officer of the Company or (ii) an Employee, officer or director of any Subsidiary (for purposes of clarity including, without limitation, the Board of Directors of IPALCO Enterprises, Inc.) other than as a member of the Board of Directors of Fluence Energy, Inc.
(b) Employee shall have a Separation from Service and terminate employment as an Employee of the Company and each of its Subsidiaries.
(c) Employee shall not hold herself out in any manner inconsistent with the foregoing provisions of this Section 1.
2. Separation Payments and Benefits.
As noted in Section 5 of the Agreement between Employee and Company executed on January 25, 2022 (“Separation Agreement”), Employee’s eligibility for certain post-resignation benefits is expressly conditioned upon her execution of this Release Agreement, and further conditioned that Employee does not revoke her acceptance of the terms set forth in this Release Agreement within seven (7) days after executing it. On the eighth day after Employee executes this Release Agreement, and assuming she did not revoke her acceptance prior thereto, Employee’s Separation From Service on the Effective Date shall be deemed an Involuntary Termination as a Termination by Mutual Consent as defined in Article I of the Severance Plan, entitling Employee to the applicable payments and benefits set forth in the Separation Agreement, subject to the terms and conditions set forth therein.
3. Company Equipment. Employee warrants that she has returned to the Company all reports, files, memoranda, records, software, laptops, computer equipment, cellular phones, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property that Employee received in connection with her employment with the Company that Employee had in her possession, and Employee has not retained any copies, duplicates, reproductions or excerpts thereof.
4. Release. The intent of this Section 4 is to secure Employee’s promise to waive and release all claims against the Company and the Released Parties (as defined below) for any harm Employee may claim to have suffered in connection with her employment or the termination of her employment with the Company and its subsidiaries, in return for the benefits described in the Separation Agreement. Accordingly, in order to satisfy a condition precedent to her receipt of post-resignation benefits set forth in Section 2 of her Separation Agreement, and intending to be legally bound hereby, Employee hereby agrees as follows:
(a) Except as otherwise provided in this Section 4(a), Employee knowingly and voluntarily hereby releases, to the fullest extent permitted by law, the Company and all of its past, present and/or future related entities, including but not limited to parents, divisions, affiliates and subsidiaries, and each current and former bonus, pension, welfare, or other benefit plans sponsored by any of the foregoing, and each of the respective officers, directors, managers, members stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, predecessors, successors and assigns of such entities and/or benefit plans, in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever (“Claims”) which Employee or her heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties, whether known or unknown to Employee, and whether asserted or unasserted, (i) by reason of her employment and/or cessation of employment with the Company, or (ii) that otherwise arose or is based on facts which occurred on or prior to the date that Employee signs this Release Agreement.
Such released Claims include, but are not limited to, any and all Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”), the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), the Virginia Human Rights Law and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment (each as amended), and including any claims related to status as a whistleblower (perceived or actual); any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any employee benefit plan, program policy, procedure or arrangement, whether written or oral; any and all Claims for wages, commissions, bonuses, continued employment in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorneys’ fees and costs.
(b) If Employee commences, continues, joins in, or in any other manner attempts to assert any Claim released herein against any of the Released Parties or otherwise breaches the promises made in this Release Agreement, including, without limitation, breaching her obligations set forth in Article V of the Severance Plan, Employee shall reimburse the Released Parties for all attorneys’ fees incurred by the Released Parties in defending against such a Claim and, to the extent permitted by applicable law, Employee shall be required to return all consideration paid to Employee pursuant to the Separation Agreement, together with interest thereon at a reasonable and customary rate, within thirty (30) days of filing such Claim or notice of breach of the Employee’s obligations by the Company, as applicable, and the Company shall have no further obligation to furnish to Employee any further consideration described in this Release Agreement or the Separation Agreement. The Company’s right to recoup the consideration paid hereunder and to cease any further payments of consideration is without prejudice to the Released Parties’ other rights hereunder, including any right to obtain an agreement and release of any and all claims against the Released Parties. Provided, however, that this Section 4(b) shall not apply to any Claim asserted by Employee pursuant to the ADEA, the OWBPA, and/or any other Claim for which this Section 4(b) is not permitted by applicable law.
(c) Employee agrees and covenants that should any person, organization or other entity file, charge, claim or file suit (including any action for damages, injunctive, declaratory, monetary or other relief) against the Released Parties which involves any matter occurring at any time in the past up to and including the date of this Release Agreement or any continuing effects of any acts or practices which may have arisen or occurred prior to the date of this Release Agreement, she will not accept and hereby waives the benefits of any such lawsuits or claims of any kind brought on her behalf against the Released Parties.
(d) Notwithstanding the foregoing, Employee is not releasing any of the following claims: (i) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which Employee is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which cannot be waived as a matter of law, (iii) claims for vested retirement benefits (including vested equity incentives), if any, under any Company sponsored plan and accrued but unpaid amounts as of the date hereof (including paid time-off); or (iv) reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under, or receiving payments pursuant to, the whistleblower provisions of any applicable federal law or regulation, including, without limitation, the rules and regulations of the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Department of Labor, or the National Labor Relations Board. Additionally, nothing in this Release Agreement is intended to preclude or limit Employee from communicating with, responding to inquiries from, volunteering information to, or providing testimony before any federal, state or local government legislature, agency, or commission, or any self-regulatory organization, with respect to suspected violations of law, including the Securities and Exchange Commission, Financial Industry Regulatory Authority or New York Stock Exchange (or any other national exchange on which the shares of the Company’s common stock are listed). Employee understands and agrees that she is not required to contact or receive consent from the Company and/or its subsidiaries before engaging in such communications with any such authorities; provided, however, that Employee (1) must inform such authority that the information provided is confidential and (2) may not provide confidential information that is protected from disclosure by the attorney-client privilege or attorney work-product doctrine, except as is expressly permitted by law.
(e) Nothing in this Release Agreement shall interfere with or waive Employee’s right to enforce this Release Agreement in a court of competent jurisdiction or seek a judicial determination of the validity of the release of her rights under the ADEA.
(f) Employee represents that she is not a Medicare Beneficiary as of the time she enters into this Release Agreement.
5. Consultation with Attorney/Voluntary Agreement.
(a) Employee acknowledges that (i) the Company has advised Employee of her right to consult with an attorney of Employee’s own choosing prior to executing this Release Agreement, (ii) Employee has carefully read and fully understands all of the provisions of this Release Agreement, and (iii) Employee is entering into this Release Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration, including without limitation the obligations of the Company under this Release Agreement and the Separation Agreement. Employee further acknowledges that, in the absence of her execution of this Release Agreement, the payments and benefits specified in the Separation Agreement would not otherwise be due to her.
(b) Employee hereby acknowledges that the Company is providing Employee in the Separation Agreement with consideration to ease the impact of Employee’s Separation from Service with the Company. The fact that the Company is offering consideration to Employee is not understood by Employee as, nor is it intended to be, an admission that the Company or any of the Released Parties has violated Employee’s rights (or the rights of anyone else) in any manner whatsoever.
6. Assignment. This Release Agreement is personal to Employee and may not be assigned by Employee.
7. Counterparts. This Release Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement. An emailed or faxed signature shall operate the same as an original signature.
8. Enforceability. In the event that any one or more of the provisions of this Release Agreement are held to be invalid, illegal or unenforceable, the remainder hereof shall be equitably interpreted to give the fullest effect to the intent of the parties.
9. No Oral Modification; No Waivers. This Release Agreement may not be changed orally, but may be changed only in a writing signed by a duly authorized representative of the Company and Employee. The failure of the Company or Employee to enforce any of the terms, provisions or covenants of this Release Agreement will not be construed as a waiver of the same or of the right of the Company or Employee to enforce the same. Waiver by the Company or Employee of any breach or default by another party to this Release Agreement of any term or provision of this Release Agreement will not operate as a waiver of any other breach or default.
10. Entire Agreement and Third-Party Beneficiaries. This Release Agreement, together with the Separation Agreement and the Severance Plan, sets forth the entire understanding between the Company and Employee, and supersedes all prior agreements, representations, discussions, negotiations and understandings, concerning the subject matter addressed herein. The Company and Employee represent that, in executing this Release Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein, in the Separation Agreement, and in the Severance Plan, with regard to the subject matter, basis or effect of this Release

Agreement. Each subsidiary of the Company is an intended third-party beneficiary of this Release Agreement.
11. Breach of Release Agreement. In the event that Employee breaches any of her obligations under this Release Agreement, the Company will be entitled to the relief provided under the Severance Plan and this Release Agreement, including, but not limited to, Section 4(b) hereof, and to obtain all other relief provided by law or equity.

12. Governing Law. This Release Agreement shall be governed by the laws of the Commonwealth of Virginia and Employee hereby submits to and agrees that the exclusive jurisdiction for any suit, action or proceeding involving this Release Agreement will be any federal or state court located in the Commonwealth of Virginia.
13. Acknowledgement. Employee acknowledges and agrees that she (i) has not been forced or pressured in any manner whatsoever to sign this Release Agreement; (ii) has agreed to all of its terms voluntarily; (iii) has read this Release Agreement in its entirety and understands the terms of the Release Agreement; and (iv) has been given at least twenty-one (21) days from the receipt of this Release Agreement to consider all of its terms and to consult with counsel of her choice. Any changes to this Release Agreement or the Severance Plan during that period, whether material or not, will not extend the 21-day period. Employee may revoke her acceptance of the Release Agreement by sending written notice of her intent to revoke her acceptance, to the Company, at the following address: c/o Tish Mendoza, AES Human Resources Department, 4300 Wilson Boulevard, Arlington, Virginia 22203, within seven (7) days of her execution of the Release Agreement. If Employee revokes this Release Agreement, she will fail to have satisfied an express condition precedent to the Company’s obligation to pay her post-resignation benefits pursuant to the Separation Agreement. As a result, this Release Agreement and the related promises contained the Separation Agreement shall automatically be deemed null and void and Employee will not be entitled to any severance pay or any other benefits provided under the Severance Plan or herein.

IN WITNESS WHEREOF, the Company and Employee have executed this Release Agreement as of the date first set forth above.

Lisa Krueger

THE AES CORPORATION

Name:	Tish Mendoza
Title:	Executive Vice President and Chief Human Resources Officer

Dated: